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                                  EXHIBIT 15
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        We are aware that our report dated April 9, 1997 on our review of interim financial information of Life Technologies, Inc. (the "Company") for the three-month periods ended March 31, 1997 and 1996, included in the Company's Quarterly Report on Form 10-Q for the quarters then ended, is incorporated by reference in the Company's Registration Statement on Form S-8 pertaining to the Company's 1997 Long-Term Incentive Plan. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                                            /s/ Coopers & Lybrand L.L.P.
                                           -----------------------------




Rockville, Maryland
June 6, 1997